EXHIBIT 12


                     THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)





                           Six Months
                                Ended                                 Year Ended December 31,
                              June 30,          --------------------------------------------------------------
                                 2001               2000          1999           1998         1997        1996
                             --------           --------     ---------     ----------    ---------   ---------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles      $  2,844           $  3,399     $   3,819      $   5,198      $  6,055    $  4,596

 Fixed charges                    188                489           386            320           300         324

 Adjustments:
  Capitalized
   interest, net                   (4)               (11)          (18)           (17)          (17)         (7)

  Equity income or loss,
   net of dividends                 4                380           292             31          (108)        (89)
                             --------           --------     ---------      ---------      --------    ---------

 Adjusted earnings           $  3,032           $  4,257     $   4,479      $   5,532      $  6,230    $  4,824
                             ========           ========     =========      =========      ========    =========

FIXED CHARGES:

 Gross interest
  incurred                   $    172           $    458     $     355      $     294      $    275    $    293

 Interest portion of
  rent expense                     16                 31            31             26            25          31
                             --------           --------     ---------      ---------      --------    --------

 Total fixed charges         $    188           $    489     $     386      $     320      $    300    $    324
                             ========           ========     =========      =========      ========    ========

 Ratios of earnings
  to fixed charges               16.1                8.7          11.6           17.3          20.8        14.9
                             ========           ========     =========      =========      ========    ========



   At June 30, 2001, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $381 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that our Company will be required to satisfy the guarantees.